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                                                                 EXHIBIT 10.13



                           [MEDIS EL LTD. LETTERHEAD]



July 18, 1996



Mr. Yitzhak Cohen
Vice-President Finance
The University of Bar-Ilan
Ramat Gan 52100
By Registered Mail

Re:  Notification of election regarding royalties

We refer to your letter dated July 2, 1996 in which you notified us of your desire to begin receiving royalties pursuant to paragraph 8.1 of the agreement, dated October 17, 1991, as amended (the "License Agreement"), among you, Israel Aircraft Industries Ltd., and Medis El Ltd. In accordance with paragraph 8.3 of the License Agreement (paragraph 6 to the amendment to the agreement), Medis El is entitled to elect the cancellation of paragraph 8.3 to the License Agreement. The significance of this change is that Medis El will be obligated to pay a higher royalty rate in lieu of the provisions of paragraph 8.3 as follows: In paragraph 8.2 the rate of 5% will increase to 6.5% and the rate of 3% will increase to 4.5%; in paragraph 8.4 the rates of 2% will increase to 3.5%.

Please be advised that Medis El Ltd. hereby notifies you of its desire to revoke the provisions of paragraph 8.3 to the License Agreement. Please acknowledge receipt of this notification by signing the copy of this letter and return it to the sender in the envelope we are providing.

Sincerely


/s/ Israel Fisher
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Israel Fisher
Vice President Finance

Receipt of this notification is acknowledged.

University of Bar-Ilan


/s/
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Bar-Ilan University